UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2019

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NWBO	OTCQB

Item 1.01.	Entry into a Material Definitive Agreement.

BETHESDA, MD., May 28, 2019 Northwest Biotherapeutics (NWBO) (“NW Bio”), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, today announced that it has entered into a settlement agreement with Cognate BioServices, Inc., resolving past matters and providing for restart of DCVax®-Direct Production.

NW Bio and Cognate agreed upon revised market terms for a new Manufacturing Services Agreement for production of DCVax-Direct to be used by NW Bio in clinical trials. Production of DCVax-Direct is scheduled to start in 10 weeks. Other terms provide for a dedicated cleanroom suite, an upfront payment of $2 million for partial payment of certain past obligations and for restart of new manufacturing of DCVax-Direct, and revised product manufacturing fees which incorporate certain volume discounts.

Cognate billings to NW Bio for prior periods were reduced by approximately $10 million, with some amounts related to periods of inactivity being cancelled and with $1.1 million being deferred until 2020. In addition, 52 million shares of NW Bio’s stock which NW Bio had previously agreed to issue to Cognate were reduced to 12 million shares. As part of this overall settlement, NW Bio also provided for contingent consideration of $10 million that is only payable to Cognate after DCVax product approval in or outside of the U.S.

In connection with the overall settlement, all past obligations of both Cognate and NW Bio were settled and all claims of both Cognate and NW Bio were released.

Linda Powers, CEO of NW Bio, observed, “We are happy to have resolved the past contractual issues and reached agreement on terms for a new manufacturing relationship with Cognate, putting us both in a position to move forward with a clean slate. We believe this is good for NW Bio and Cognate, good for our patients, and good for our shareholders. We greatly appreciate Cognate’s belief in NW Bio and its DCVax technology, and we look forward to a strengthened and reinvigorated partnership with Cognate as we move forward on our exciting programs.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing personalized immunotherapy products designed to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both North America and Europe.  The Company has broad platform technologies for DCVax® dendritic cell-based vaccines.  The Company’s lead program is a 331-patient Phase III trial of DCVax®-L for newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is also pursuing a Phase I/II trial with DCVax®-Direct for all types of inoperable solid tumor cancers.  It has completed the 40-patient Phase I portion of the trial, and is preparing for Phase II portions.  The Company previously conducted a Phase I/II trial with DCVax®-L for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ability to complete its clinical trials on a timely basis, uncertainties about the clinical trial results and data, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s ongoing ability to raise additional capital, and other risks included in the Company’s Securities and Exchange Commission (“SEC”) filings.  Additional information on the foregoing risk factors and other factors, including Risk Factors, which could affect the Company’s results, is included in its SEC filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Contacts

Dave Innes	Les Goldman
804-513-4758 dinnes@nwbio.com	240-234-0059 lgoldman@nwbio.com

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: May 28, 2019	By:	/s/ Linda Powers
	Name: Title:	Linda Powers Chief Executive Officer and Chairman